Exhibit 10.7

Share Purchase Agreement

Purchaser: Beijing Zhumu Culture Communication Co, Ltd

Address: Xinjian Science Development Building Room115, Yanjignli Zhongjie NO.3, Chaoyang District, Beijing, China.

Target Companies:

Beijing Nollec Wireless Company ("Nollec")

Address: Building 3 Room 1115, Xijing Road NO.3, Badachu High-Tech Zone, Shijingshan District, Beijing, China.

Tianjin Tongguang Group Digital Communication Co., Ltd. ("TCBD")

Address: Xindalu NO.185, Hebei District, Tianjin, China.

Profit Harvest Corporation Limited ("Profit Harvest")

Address: Unit 506C, Floor 5, InnoCentre, 72 Tat Chee Avenue, Kowloon Tong, Kowloon, Hong Kong

Celestial Digital Entertainment ("CDE")

Address: Unit C, 1/F, Wong Tze Building, 71 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong.

Any Target Company individually called by their respective abbreviation, all Target Companies together called "Target Companies"

Seller: Zoom Technologies, Inc ("ZOOM")

Address：C/o The Corporation Trust Company Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, U. S. A..

Whereas:

1. Purchaser is a company legally registered in China under the law of PRC mainland, whose main business is in the servicing for Tele-Communication and cultural communication industries;

2. ZOOM is a corporation legally registered under the local law of Delaware, USA, with its shares listed on the NASDAQ Capital Market under the ticker symbol of "ZOOM";

3. Nollec is a company legally registered in China under the law of PRC mainland, mainly conducts its business of communication products development, production and other related business. Nollec is a wholly owned subsidiary of ZOOM Corporation;

4. TCBD is a company legally registered in China under the law of PRC mainland, mainly conducts its business of communication products machining, production and other related business. ZOOM corporation hold 80% of total shares of TCBD through Jiangsu Leimone Electronic Co. Ltd. (WOFE);

5. Profit Harvest is a company legally registered under the law of Hong Kong, mainly conducts its business of communication products marketing, sales and other related business. Profit Harvest is a wholly owned subsidiary of ZOOM Corporation;

6. CDE is a company legally registered under the law of Hong Kong, mainly conducts its business of cellphone software R&D, marketing and sales and other related business. CDE is a wholly owned subsidiary of ZOOM Corporation;

7. Purchaser willing to purchase the property of Target Companies in the form of shares for its business operation needs, and willing to pay the Purchase Price;

8. ZOOM and Target companies agree to the purchase;

9. All parties agree to pursue the transaction under this agreement, and will cooperate to accomplish all the related procedures.

Therefore, all parties reach the following agreements:

I. Purchase Target

The Purchase Target includes:

1. 100% of all the shares of Nollec, which stand for all the assets of Nollec, including but not limited to all the tangible assets, IP, personnel, Receivables and other assets.

2. All the 80% shares of TCBD owned by ZOOM through Jiangsu Leimone Electronic Ltd. (WOFE), including but not limited to all the tangible assets, IP, personnel, Receivables and other assets. The 80% shares of TCBD are legally and properly owned by ZOOM through Jiangsu Leimone Electronic Ltd. (WOFE).

3. 100% of all the shares of Profit Harvest, which stand for all the assets of Profit Harvest, including but not limited to all the tangible assets, IP, personnel, Receivables and other assets.

4. 100% of all the shares of CDE, which stand for all the assets of CDE, including but not limited to all the tangible assets, IP, personnel, Receivables and other assets.

II. Purchase Price

1. Prepaid Price

Within 30 working days after the effective date of this agreement, Purchaser should fully and properly pay 200 million RMB, which equals to 31.746032 million US dollars, to the bank account designated by the Seller, as the Prepaid Price.

2. Appraisal Price

(1) After the effectiveness of this agreement, Target Companies will take all the assets within the Purchase Target to assets evaluation agency of all necessary certifications for Appraisal Price, and reach the final paper report.

Or, Target Companies will get the Fairness Opinion through proper agency of all necessary certifications, and reach the final paper report.

(2) Given the existence of related risks in Receivables as its anticipation nature, in protection of Purchaser's benefit, all parties hereby especially agreed that all the Receivables of Target Companies will be calculated as 80% of their written value during assets evaluation.

3. Purchase Price

After the Appraisal Price has been settled, final Purchase Price will be decided according to the difference between Appraisal Price and Prepaid Price ("Difference"):

(1) If, the Difference is no less than (equals to or more than) 5% of the Prepaid Price, then the Appraisal Price will be decided as the final Purchase Price, and the Difference will be settled as follows:

A. Purchaser will make up the Difference by cash or Seller will repay the Difference by cash, which is applicable; or

B. Convert the Difference into shares of the Target Companies, all parties reach an agreement through negotiation on make up or repay the Difference by transfer the shares; or

C. Other resolutions agreed through negotiation by all parties.

(2) If, the Difference is less than 5%, then the Prepaid Price will be decided as the final Purchase Price without any other payments.

III. Payment

1. Prepaid Price

Purchaser should pay the Prepaid Price to the account designated by Seller.

2. Purchase Price

All parties should finish the settlement of Purchase Price within 30 working days after the Purchase Price has been decided according to Article II of this agreement without any disagreements.

IV. Closing

1. When Seller properly receives full amount of Prepaid Price will be considered as Prepaid Price payment accomplished.

2. After the final Purchase Price has been decided, when all parties have finished all settlements according to Article II will be considered as Purchase Price payment accomplished.

3. Closing Day

Because the transaction of this agreement may involves authorizations from the Boards of Directors all parties and approvals from relevant governmental departments of China and the US, including SEC, Ministry of Commerce of PRC. For the proper Closing of this transaction, all parties hereby agree that within 180 working days after ZOOM has accomplished all necessary procedures, including but not limited to resolutions of Board of Directors and approval from Shareholders is necessary and approvals of related US governmental departments, will be considered as final Closing Day. Before the Closing Day, all parties should finish the settlement of Purchase Price. Target Companies should deliver all actual deliverable assets on the Closing Day, and should at the same time actively begin to conduct the registrations of intangible assets, including but not limited to IP transfer, registration of corporation and fixed assets.

V. Special Clause

1. All parties agree, from the day when the Purchaser pays the full amount of the Prepaid Price, the Purchaser shall be entitled to participate in the operation of the Target Companies, including but not limited to the execution of projects and investment introduction, etc.

2. From day when the Prepaid Price has been duly paid, projects that are unilaterally introduced and operated, including but not limited to loans, mortgages, guaranties, and other operational actions, by the Purchaser only, will be considered and defined as New Projects (hereinafter referred to as "New Projects"). Zoom will not be responsible for any matters related to New Projects, and Zoom therefore promises that it will not participate in any operation, nor any revenue-sharing generated by New Projects. For New Projects, Zoom will not bear any responsibility.

3. All parties agree that, if the Purchaser fails to receive full amount of all Receivables within six months after the Closing Day, Zoom will convert the non-received portion of Receivables to equivalent shares of the Target Companies, and transfer the shares to the Purchaser as compensation.

4. Considering TCBD is a shareholder of SpreadZoom Technologies Co., Ltd. (hereinafter referred to as "Spreadzoom") through investment, all parties hereby acknowledge and agree that the shares of Spreadzoom held by TCBD will not in any way be taken into this transaction or considered as one or part of assets of any Target Companies. ZOOM and TCBD will transfer the shares of Spreadzoom to other individuals or legal entities before the final Closing Day.

VI. Fees and Charges

1. If no otherwise agreements, expenses for the fulfillment of the transactions of this Agreement shall be borne by the causing parties, or the parties that are required as responsible for the expenses according to relevant laws or regulations.

2. Fees and Charges rise from the evaluation of Target Companies shall be borne by the respective target company, include but not limited to attorneys' fees and evaluation fees.

3. Given the purchase of the shares of Target Companies needs governmental approval of China, costs incurred shall be equally shared by the Purchaser and the Seller, including but not limited to attorneys' fees, approval fees.

4. Any tax and charges for fulfillment of this transaction shall be borne by the causing party.

5. Because ZOOM is a company listed on NASDAQ stock market in the US, the agreement and related information of this transaction will be declared for approval to the U.S. Securities and Exchange Commission (the "SEC"), if necessary. Any expenses incurred by the SEC declaration shall be borne by Zoom, including but not limited to attorneys' fees.

VII. Warranties

1. All parties are valid registered and legally exist according to all applicable laws, and have the right and qualification for signing and execution of this agreement. All parties are legitimate and able to complete the transaction under this agreement.

2. All parties will actively cooperate to complete the transaction under this agreement.

3. Purchaser will make any payment fully and timely.

4. Target Companies have the full ownership of assets involved in this agreement, and all assets involved are free and clear of any right defects. Target Companies have any and all rights and abilities required for disposing the involved assets.

VIII. Breach of Contract

1. General Liability for Breach of Contract

Under any breach of contract, if the breach parties fail to fulfill their obligations after written notice of the non-breach parties, the non-breach parties are entitled to unilaterally terminate this agreement in written after 15 days from the first delivery of written notice. Therefore this agreement will be terminated from the delivery day of the written termination letter. The non-breach parties have the right to order restore the Original State, including but not limited to refund, return of shares, and return of fixed assets. Any expenses incurred by the Restoration shall be borne by the breach party. Meanwhile, the breach parties should bare the responsibility of breach of contract, and the non-breach parties have the right to request recovery of their direct economical losses.

2. Liability for Special Breach of Contract

(1) Given this transaction needs governmental approval of both China and the US. Delay or other issues caused by the review and approval of the above government departments and authorities will not be considered as a breach of contract. In that case, encounter parties shall inform the other parties, and all parties shall solve the issues with joint efforts. If agreed as necessary, all parties may enter into written supplementary agreement.

(2) For any delay, interruption or termination of the transaction due to review and approval of the government departments or authorities, no party is liable for breach of contract. All parties shall work together for solution and enter into supplementary agreement accordingly.

IX. Confidentiality

1. Any Party shall not disclose Confidential Information to any third parties without the prior written authorization of the information owner.

2. When disclosing under judicial or other mandatory orders, disclosing parties should notice the owners priorly and shall comply with any applicable protective orders that are regulated or agreed.

3. Parties shall bear the liabilities for any breach of Confidentiality of their respective relating parties.

4. Except for otherwise regulated, this confidentiality responsibility permanently exists.

X. Force Majeure

1. Force majeure means any event that is unforeseeable, unavoidable or the consequences whereof is insurmountable, including without limitation flood, fires, droughts and other Acts of God, strikes, insurrections, turmoil and wars etc.

2. Neither Party shall undertake the responsibility for Force Majeure for failure or delay to perform obligation. The encounter party shall timely notify other parties in written and provide evidence authorized by relative government within 15 days after the Force Majeure happens.

XI. Dispute Resolution

1. This Agreement shall be effected, performed, interpreted and resolved dispute in accordance with the laws of the People's Republic of China.

2. In case any dispute happens, it should be first resolved through negotiation. If still cannot be resolved, either Party may bring it to court having jurisdiction.

XII. Other Clauses

1. This Agreement shall strictly substitute or close all previous legal agreements, including but not limited to oral or written agreements, memos, or understanding books related to this project.

2. Any transfer of any right and obligation of any term or condition of this Agreement must be written consented by all parties.

3. All Exhibitions or notices attached to this Agreement are incorporated in, and made a part of, this Agreement with the same effect.

4. This Agreement shall be 12 copies, each party hold two. In witness whereof, the Parties hereto have executed this Agreement as of the date all Parties signed.

Signature Page

Purchaser：

Beijing Zhumu Culture Communication Co, Ltd.

Dated:

Seller:

Zoom Technologies, Inc.

Dated:

Target Companies:

Beijing Nollec Wireless Company ("Nollec")

Dated:

Tianjin Tongguang Group Digital Communication Co., Ltd. ("TCBD")

Dated:

Profit Harvest Corporation Limited ("Profit Harvest")

Dated:

Celestial Digital Entertainment ("CDE")

Dated: